Exhibit 99.5

BASF makes all-cash proposal to acquire
Engelhard

Interview with Dr Kurt Bock, Chief Financial Officer

Strategic rationale

Q.

Why are you expanding in the catalyst market and what’s the strategic rationale for this bid?

A.

First of all BASF, the leading chemical company, is already quite active in catalysts. We have a catalyst business which is very profitable and very successful. But more importantly, this acquisition will make us the leader in the catalyst industry worldwide. Globally we would become number one. We would strengthen BASF Group in a business which is highly attractive, with good margins, good growth.

Q.

Why do you think this offer is an attractive one?

A.

Looking back at the share price development of Engelhard over the last few years I think every investor should make up his own mind, or her mind, that an offer of $37 per share is quite attractive. It’s a premium of 23 per cent over the closing price at the end of December. It’s a 30 per cent increase over the average of 90 days, over the last three quarters. So I think it is a very attractive offer.

Q.

How would you expect to improve Engelhard’s performance?

A.

First of all we are a very global business and Engelhard, as well, is a very global corporation. However, there are still areas where we can mutually improve by adding our expertise in certain industries like automotive, where BASF is very strong. We also are very, very knowledgeable in the technology area and chemical catalysts are very much at the core of the chemical industry. So I think we will also add value by combining the R&D — the research and development — platforms of both companies in this particular area.

Q.

Would you give yourself a timeframe for such changes and improvements?

A.

I think in these kinds of deals it’s important to act swiftly and also with speed and this is what we want to do. As soon as we have concluded this deal, we would start this integration.

Q.

What are the benefits for your company and your shareholders?

A.

Well for BASF it will first of all add good earnings quality. The catalyst business also has a different cyclical behaviour than the normal chemical operation so it will make BASF Group earnings less cyclical, which is important from an investor’s point of view. It also adds earnings on an EPS (earnings per share) basis, which is important to understand and it has very good growth prospects.

Q.

What does this mean for Engelhard staff? Might they be expecting job cuts, or rationalisation of the business? What will actually happen to them?

A.

We have enormous respect for the Engelhard team. I think they will join us. They will find BASF a very professional, very challenging, but also very stimulating working environment. We will form a world-class team which is second to none.

Q.

So what are your plans for the Engelhard business?

A.

It is a little bit too early to say. You know Engelhard has three specific business areas - chemical catalysts, environmental technology which is basically automotive catalysts and also a pigments business. All three fit very nicely into our operations. The catalysts business will become a division. We have 12 divisions, BASF. It will become the 13th division of BASF. The pigments business will be integrated into the existing pigments businesses which we already have.

Finances and process

Q.

So how did you come to this valuation? How did you get to $4.9bn?

A.

Actually we have done our homework very, very carefully and for quite some time. We have looked at a couple of companies, including Engelhard. We made up our mind what the future development of the Engelhard business could be and we then applied the standard financial models which every investment banker would apply as well and we came up with the $37 [per share] as what we see as a very fair offer to the shareholders of Engelhard.

Q.

How do you plan to fund or finance this?

A.

Looking at the BASF balance sheet, I think it is quite easy. We have very little debt. We have ample financing opportunities. We have a commercial paper programme, which is untapped which we could use. We have an equity to total capital ratio of 50 per cent. We probably have the best and strongest balance sheet in the chemical industry for a major chemical company.

Q.

Talking of balance sheets, would it actually affect that balance sheet and what happens to the credit rating?

A.

For about 15 years now BASF has had a AA- rating from both agencies–Standard & Poor’s and Moody’s. We are very comfortable in this range, in this credit category. It needs to be seen how the agencies will react to this offer and we have to keep in mind that at the same time we are looking at another business, a construction chemical business, Degussa. However, let me say that BASF has a very, very strong free cash flow. It’s close to €3bn over the last few years, per year. So there is also capacity to offload debt in the future very fast.

Q.

Will it affect your share buyback programme and dividends?

A.

We pay one of the best dividend yields in the industry and we have a stated policy of raising our dividend year over year, so I think people can feel very confident with regard to that.

With respect to the share buyback programme, last year we bought back well above €1bn. Will it continue at the same speed? Most probably not because now we have to balance the needs of debt unloading and investments. But we will continue buying back stock, yes.

Q.

Do you feel that this is the best use of funds, this acquisition of Engelhard?

A.

Absolutely, absolutely. We always said, you know, we have three priorities. The first one is to invest, profitably to invest and this is the case with the Engelhard acquisition. Secondly, we want to pay a very good dividend, which is the case. And thirdly, we are continuing to buy back stock. And you have to look very hard in the chemical industry to find another company which can offer these compelling financial characteristics.

Q.

Are you worried that Engelhard is underperforming in comparison to the level that BASF is today?

A.

Engelhard is a good business otherwise we wouldn’t be interested. However, as we said before, by combining forces I think it will be possible to improve the catalyst business overall.

Q.

Why did you decide to go hostile on this bid?

A.

Actually at the end of the day you have to sit down and negotiate at some point in time. We started talking with the Engelhard management and Board before Christmas and we couldn’t come to a conclusion. We want to sit down with them, which they weren’t willing to do at the current condition. We believe that this offer once again is very compelling, very attractive. So we told them: “We are going to make this offer directly to your shareholders”.

Q.

It’s unusual for a German company to go hostile on a takeover. How do you think you’ll deal with the media and investor attention?

A.

I think in the US environment it’s really not unusual to go unsolicited. We feel very confident about it. We think we have a good story and we have prepared ourselves very, very rigorously. I’m sure that the media and investors will treat us very fairly.

Q.

What happens next in terms of offer and timetable?

A.

It’s too early to say. We have now opened the game, so to speak, and it needs to be seen. We want to act swiftly and with speed and we hope that this will be possible and that the Board of Engelhard will consider our offer and make up its mind.

Q.

Is that offer still open?

A.

I think we are always willing to talk.

Disclaimer

The information in this interview is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Engelhard Corporation. The proposed tender offer for the outstanding shares of Engelhard common stock described in this press release has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) filed with the Securities and Exchange Commission (“SEC”). Engelhard stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety when they become available because they will contain important information. Engelhard stockholders may obtain copies of these documents for free, when available, at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at +1 877 750 5837 (Toll Free from the U.S. and Canada) or 00800 7710 9971 (Toll Free from Europe).

This interview contains forward-looking statements. All statements contained in this interview that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections of BASF management and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause the actual results, performance or achievements of BASF to be materially different from those that may be expressed or implied by such statements. Such factors include those discussed in BASF’s Form 20-F filed with the SEC. We do not assume any obligation to update the forward-looking statements contained in this interview.

Past share performance cannot be relied on as a guide to future perform